The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the notes and they are not soliciting an offer to buy the notes in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated March 2, 2011

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-172558

PRELIMINARY PROSPECTUS SUPPLEMENT
(To prospectus dated March 2, 2011)

$250,000,000
     % Senior Notes due 2021

We are offering $250,000,000 aggregate principal amount of our     % Senior Notes due 2021 (the “notes”).

We will pay interest on the notes on           and           of each year, beginning on          , 2011. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 above that amount.

The notes will mature on          , 2021. We may redeem some or all of the notes at our option at any time and from time to time at the “make-whole” redemption price described in this prospectus supplement under “Description of the Notes — Optional Redemption.”

The notes will be our senior unsecured obligations and will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated; junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness and liabilities incurred by our subsidiaries.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

Concurrent with the offering of notes pursuant to this prospectus supplement, we are also offering by a separate prospectus supplement $250,000,000 aggregate principal amount of     % Convertible Senior Notes due 2018. Neither offering is conditioned on the other.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and the risk factors incorporated by reference in this prospectus supplement and the accompanying prospectus, including those appearing in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

	Per Note	Total

Public offering price(1)%		$
Underwriting discount	%	$
Proceeds, before expenses, to us	%	$

(1)	Plus accrued interest from March , 2011, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about March   , 2011.

Morgan Stanley	UBS Investment Bank

The date of this prospectus supplement is March   , 2011.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus contain information about Old Republic International Corporation and about the notes. They also refer to information contained in other documents filed by us with the Securities and Exchange Commission and incorporated into this document by reference. References to this prospectus supplement or the prospectus also include the information contained in such other documents. To the extent that information appearing in a later filed document is inconsistent with prior information, the later statement will control. If this prospectus supplement is inconsistent with the prospectus, you should rely on this prospectus supplement.

We have not authorized anyone to provide you with information that is different from, or additional to, the information provided in this prospectus supplement and the accompanying prospectus or in any free writing prospectus filed with the Securities and Exchange Commission. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

S-i

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than any portions of such filings that are furnished rather than filed under applicable Securities and Exchange Commission rules) until our offering is completed:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on February 28, 2011; and

•	The sections of our Definitive Proxy Statement for the 2010 Annual Meeting of Shareholders filed with the SEC on April 13, 2010 that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

You may request a copy of these filings at no cost by writing to or telephoning us at the following address:

Old Republic International Corporation
307 North Michigan Avenue
Chicago, Illinois 60601
Telephone: (312) 346-8100
Attention: Corporate Secretary

FORWARD-LOOKING STATEMENTS

This prospectus supplement and any documents incorporated by reference contain a number of forward-looking statements which relate to anticipated future events rather than actual present conditions or historical events. You can identify forward-looking statements because generally they include words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of those terms or other comparable terminology. Such statements are based upon current expectations of Old Republic International Corporation and speak only as of the date made. These statements are subject to various risks and uncertainties and other factors that could cause results to differ from those set forth in the forward-looking statements. With regard to Old Republic’s General Insurance segment, its results can be affected, in particular, by the level of market competition, which is typically a function of available capital and expected returns on such capital among competitors, the levels of interest and inflation rates, and periodic changes in claim frequency and severity patterns caused by natural disasters, weather conditions, accidents, illnesses, work-related injuries, and unanticipated external events. Mortgage Guaranty and Title Insurance results can be affected by similar factors and by changes in national and regional housing demand and values, the availability and cost of mortgage loans, employment trends, and default rates on mortgage loans. Mortgage Guaranty results, in particular, may also be affected by various risk-sharing arrangements with business producers, as well as the risk management and pricing policies of government sponsored enterprises. Life and health insurance earnings can be affected by the levels of employment and consumer spending, variations in mortality and health trends, and changes in policy lapsation rates. At the parent holding company level, operating earnings or losses are generally reflective of the amount of debt outstanding and its cost, interest income on temporary holdings of short-term investments, and period-to-period variations in the costs of administering the Company’s widespread operations. A more detailed discussion of all the foregoing risks appears in Part I, Item 1A — Risk Factors, of the Company’s 2010 Form 10-K, which is specifically incorporated herein by reference.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. None of Old Republic International Corporation or its subsidiaries have a duty to update any of the forward-looking statements after the date of this prospectus supplement to conform them to actual results except as otherwise required by law.

S-ii

SUMMARY

The following summary may not contain all of the information that is important to you. You should read the following summary together with more detailed information regarding us and the notes being sold in this offering and our financial statements and notes thereto which are incorporated by reference in this prospectus supplement and the accompanying prospectus. A more detailed discussion of our business appears in the reports we file with the SEC which are incorporated herein by reference, including in our 2010 Form 10-K and in our subsequently filed Quarterly Reports on Form 10-Q. See “Where You Can Find More Information” in the accompanying prospectus. In this prospectus supplement, unless stated otherwise or the context otherwise requires, the terms “Old Republic,” “our company,” “the Company,” “we,” “us,” and “our” refer to Old Republic International Corporation and its consolidated subsidiaries.

The Company

Overview

Old Republic International Corporation is a Chicago based holding company engaged in the single business of insurance underwriting. It conducts its operations through a number of regulated insurance company subsidiaries organized into three major segments, namely, its General (property and liability insurance), Mortgage Guaranty, and Title Insurance Groups. The Company also operates a small life and health insurance business. In particular, our subsidiaries provide specialty insurance programs to the transportation, commercial construction, forest products, energy, general manufacturing, and housing industries.

The insurance business is distinguished from most others in that the prices (premiums) charged for various insurance products are set without certainty of the ultimate benefit and claim costs that will emerge or be incurred, often many years after issuance of a policy. Our business is a long-term undertaking which is managed with a primary focus on the achievement of favorable underwriting results over time. In addition to operating income from basic underwriting and related services functions, significant investment income is earned from investable funds generated by those functions and from shareholders’ capital. In managing investable funds we endeavor to assure stability of income from interest and dividends, protection of capital, and sufficient liquidity to meet insurance underwriting and other obligations as they become payable in the future. Securities trading and the realization of capital gains are not objectives. We believe our investment philosophy is best categorized as emphasizing value, credit quality, and relatively long-term holding periods. Our ability to hold both fixed maturity and equity securities for long periods of time is enabled by the scheduling of maturities in contemplation of an appropriate matching of assets and liabilities.

Business Segments

Our principal operations are in three business segments: General Insurance Group, Mortgage Guaranty Group and Title Insurance Group, with lesser operations in a fourth — Corporate and Other Operations.

General Insurance Group ($2,074 million or 52% of our fiscal 2010 operating revenues).  Our General Insurance Group, through its subsidiaries, assumes risks and provides related risk management services that encompass a large variety of property and liability insurance coverages. Our coverage does not include a significant exposure to personal lines of insurance, such as homeowners and private automobile coverages, and does not insure significant amounts of commercial buildings and related property. General Insurance is primarily sold through our independent agency and brokerage channels (approximately 86% of our fiscal 2010 premiums). Additionally, approximately 14% of premiums during fiscal 2010 were sold directly through our production facilities.

We primarily focus on liability coverage underwritten for businesses and public entities in the following classes: commercial automobile (trucks) full coverage protection, workers’ compensation and general liability (including general liability portion of commercial package policies). Within these insurance classes we focus on a number of industries, most prominently the transportation (trucking and general aviation), commercial construction, forest products and energy industries.

Our diversification has been achieved through a combination of internal growth initiatives, establishing new subsidiaries and through selective acquisitions. For fiscal 2010, the breakdown of insurance premiums within the General Insurance Group was as follows: approximately 33.1% commercial automobile direct insurance, approximately 21.6% workers’ compensation direct insurance, approximately 11.9% general liability insurance and approximately 33.4% other insurance.

Among other liability coverages, we indemnify corporations’ financial exposures to directors’ and officers’ (“D&O”) liability, as well as provide errors and omissions (“E&O”) liability insurance. For over twenty-five years we have been a provider of aviation insurance, including coverage for hull and liability exposures, as well as additional areas such as airports and flight schools.

We have a property insurance business that underwrites commercial physical damage insurance on trucking risks. A very small portion of this business is comprised of fire and other physical perils for commercial properties. In addition to D&O and E&O financial indemnity coverages, we cover fidelity, surety and credit exposures for a wide range of business enterprises. Fidelity and surety policies are issued through independent agents by the Old Republic Surety Company. Surety bonds, such as those covering public officials, license and permit authorizations and contract bonds covering both public and private works, are typically written for exposures of less than $500,000. Fidelity bonds are also extended to small to medium-sized risks. Old Republic Insured Credit Services, Inc. has underwritten loan and retail installment sales credit indemnity insurance since 1955 through commercial banks, thrifts and other lending institutions. This coverage provides a limited indemnity to lenders on a variety of consumer loans and installment sales contracts.

Extended warranty coverages for new and used automobiles, as well as home warranty policies covering appliances and other mechanical systems in pre-owned homes are marketed by us through our own employees and selected independent agents. Travel insurance is produced through independent travel agents in the U.S. and Canada. The coverages provided under these policies, some of which are also underwritten by one of our life insurance subsidiaries, include trip delay and trip cancellation protection for insureds.

Mortgage Guaranty Group ($588 million or 15% of our fiscal 2010 operating revenues).  Our Mortgage Guaranty Group provides private mortgage insurance (“MI”) to lenders and investors to protect against default-related losses on residential mortgage loans made in the U.S. to homebuyers who pay at closing from their own funds less than 20% of the home’s purchase price. We only insure first mortgage loans, primarily on residential properties incorporating one to four family dwellings.

There are two principal types of MI coverage: “primary” and “pool.” Primary mortgage insurance provides mortgage default protection on individual loans and covers a stated percentage of the unpaid loan amount, delinquent interest and certain expenses associated with the default and subsequent foreclosure. To mitigate losses we may pay the entire claim amount, take title to the mortgaged property and subsequently sell the property in lieu of paying only the stated coverage percentage. Pool insurance is generally used as a credit enhancement for secondary market mortgage transactions. The coverage range is up to 100% of the net loss on each individual loan included in the pool, subject to deductible provisions, caps on individual exposures and aggregate stop loss provisions which limit the aggregate losses to a specified percentage of the total origination balances of all the loans in the pool.

Traditional primary insurance is issued on an individual loan basis to mortgage bankers, brokers, commercial banks and savings institutions through our network of self-managed underwriting sites located throughout the United States. Traditional primary loans are individually reviewed (except for loans insured under delegated approval programs) and priced according to filed premium rates. In underwriting traditional primary business, we generally adhere to the underwriting guidelines published by the Federal Home Loan Mortgage Corporation (“FHLMC”) or the Federal National Mortgage Association (“FNMA”). FHLMC and FNMA are purchasers of many of the loans we insure. Delegated underwriting programs allow approved lenders to commit on behalf of Old Republic to insure loans provided the loans adhere to predetermined underwriting guidelines. In 2010, delegated underwriting approvals accounted for approximately 57% of our new traditional primary risk written.

Bulk and other insurance is issued on groups of loans to mortgage banking customers through a centralized risk assessment and underwriting department. These groups of loans are priced in the aggregate, on a bid or negotiated basis. Insurance issued in this manner can be provided through primary insurance policies (loan level insurance) or pool insurance policies (aggregate coverage). We consider bulk insurance to be exposed to higher risk than those designated as other insurance.

Prior to insuring any loans we issue a master policy to each approved customer outlining the terms and conditions under which the coverage will be provided. Primary business is executed via the issuance of a commitment/certificate for each loan submitted and approved for insurance. A separate pool coverage insurance policy is issued covering the particular loans applicable to each transaction.

The amount of premiums charged generally depends on loan-to-value ratios, level of coverage, the borrower’s credit history, type of loan instrument (fixed/floating or adjustable rate/adjustable payment), documentation and use of property (owner occupied/investment property). Coverage is non-cancelable by us, with the exception of non-payment of premium or certain master policy violations, and premiums are paid under single, annual or monthly payment plans. The majority of our premiums are written under monthly premium plans and typically are paid simultaneously with the borrower’s monthly mortgage payment and passed through to us by the servicer of the loan. Alternatively, premiums may be paid directly by the originator of, or investor in, the mortgage loan.

Title Insurance Group ($1,238 million or 31% of our fiscal 2010 operating revenues).  We primarily issue title insurance to real estate purchasers and investors based on searches of public records. The policy insures against losses arising from defects, liens and encumbrances affecting the insured title and not excluded or exempt from the coverage of the policy. During fiscal 2010, approximately 36% of our Title Insurance Group premiums were derived from direct operations, including our branch offices.

There are two basic types of title insurance: lenders’ policies and owners’ policies. Both types of title insurance are issued for a one-time premium. Financial institutions secure title insurance policies to protect their mortgagees’ interest in real property. Mortgages in the U.S. are primarily made by mortgage bankers, savings and commercial banks, state and federal agencies, and life insurance companies. The policy remains in effect for the length that the mortgagee has an interest in the property. A separate title insurance policy may be issued to the owner of real estate. The owners’ policy of title insurance protects interest in the title of the property.

We charge a varying rate for title insurance policies based generally on the amount and type of the policy issued. The premium is collected in full when the real estate transaction is closed and there are no recurring fees. In many instances premiums charged on subsequent policies on the same property may be reduced, depending on the elapsed time between issuance of the prior policy and the nature of the transactions for which the policies are issued. Most charges associated with title services are in conjunction with the issuance of a policy and not due to the possibility of risk of loss due to insured risks. The cost of service performed by a title insurer relates, for the most part, to the prevention of loss rather than to the assumption of risk of loss. Claim losses that do occur result primarily from title search and examination mistakes, fraud, forgery, incapacity, missing heirs and escrow processing errors.

We are also a provider of escrow closing and construction disbursement services, as well as real estate information products and services pertaining to real estate transfers and loan transactions.

Corporate and Other Operations ($91 million or 2% of our fiscal 2010 operating revenues).  Corporate and other operations include the accounts of a small life and health insurance business, as well as those of the parent holding company and several minor corporate services that perform investment, payroll, administrative and minor marketing services.

We had net premiums from life and health insurance of $81 million during fiscal 2010. Our life and health insurance product offerings are sold in the U.S. and Canada through financial intermediaries such as finance companies, automobile dealerships, travel agents and marketing channels that are also utilized in some of our general insurance operations. In 2004, we terminated and placed in run off our term life insurance portfolio. Production of term life insurance accounted for $17 million in net premiums earned during fiscal 2010.

Recent developments

On October 1, 2010, a subsidiary of ours merged with PMA Capital Corporation (“PMA”), an insurance holding company with interests in the commercial property and liability insurance field. The consideration transferred of $247.2 million included the issuance of 17,754,047 shares of Old Republic common stock and the replacement value of PMA stock options. As a result of the merger, PMA and its subsidiaries became our wholly-owned subsidiaries. We expect the addition of PMA to our insurance group to further diversify our General Insurance business.

PMA’s insurance products include workers’ compensation and other commercial property and casualty lines of insurance. Fee-based services include third party administrator (“TPA”), managing general agent and program administrator services. The operating subsidiaries are marketed under PMA Companies and include The PMA Insurance Group, PMA Management Corp., PMA Management Corp. of New England, Inc., and Midlands Management Corporation (“Midlands”). PMA’s insurance products are marketed primarily in the eastern part of the United States. These products are written through The PMA Insurance Group, PMA’s property and casualty insurance segment. The PMA Insurance Group primarily includes the operations of PMA’s principal insurance subsidiaries, Pennsylvania Manufacturers’ Association Insurance Company, Manufacturers Alliance Insurance Company and Pennsylvania Manufacturers Indemnity Company. PMA’s Fee-based Business includes the operations of PMA Management Corp., PMA Management Corp. of New England, Inc., and Midlands. PMA Management Corp. is a TPA that provides various claims administration, risk management, loss prevention and related services, primarily to self-insured clients under fee for service arrangements. PMA Management Corp. of New England, Inc. is a provider of risk management and TPA services. Midlands is a managing general agent, program administrator and provider of TPA services. PMA also has a Corporate and Other segment, which primarily includes corporate expenses and debt service.

It is the opinion of our management and board of directors that the merger will enhance our growth prospects. We believe that long-term growth can be achieved through the greater geographic spread and industry specialization offered by PMA’s current business model.

Concurrent Offering

Concurrent with the offering of notes pursuant to this prospectus supplement, we are also offering by a separate prospectus supplement $250,000,000 aggregate principal amount of     % Convertible Senior Notes due 2018. Neither offering is conditioned on the other.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should read this prospectus supplement and the accompanying prospectus before making an investment in the notes. The “Description of the Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our” and “us” refer to Old Republic International Corporation and not to any of its consolidated subsidiaries.

Issuer	Old Republic International Corporation, a Delaware corporation

Notes Offered	$250,000,000 aggregate principal amount of % Senior Notes due 2021 (the “notes”).

Maturity	Unless earlier redeemed, the notes will mature on , 2021.

Interest	The notes will bear interest at % per year.

Interest Payment Dates	and of each year, beginning , 2011.

Ranking	The notes will be our senior unsecured obligations and will rank:

• senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes;

• equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated;

• junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

• structurally junior to all existing and future indebtedness and liabilities incurred by our subsidiaries.

As of December 31, 2010, our total consolidated indebtedness was approximately $475 million. As of December 31, 2010, our subsidiaries had total policy liabilities and accruals of approximately $10.2 billion to which the notes would have ranked structurally junior, and neither we nor our subsidiaries had any secured indebtedness outstanding.

The base indenture governing the notes, as supplemented by the supplemental indenture to be entered into in connection with this notes offering (which we refer to collectively as the “indenture”), does not limit the amount of debt that we or our subsidiaries may incur.

Optional Redemption	The notes will be redeemable, at our option, in whole or in part at any time and from time to time, at the “make-whole” redemption price described in “Description of the Notes — Optional Redemption.”

Covenants	The indenture for the notes contains limitations on liens on the voting securities of our “principal subsidiaries,” as such term is defined in the section under the caption “Description of the Notes — Covenants — Limitation on Liens on Stock of Principal Subsidiaries.” The supplemental indenture also contains restrictions on the disposal of the voting stock of these subsidiaries. These covenants are subject to important qualifications and limitations.

Use of Proceeds	We estimate that the proceeds from this offering will be approximately $ million, and that the proceeds from the concurrent convertible senior note offering will be approximately $ million ($ million if the underwriters exercise their option to purchase additional notes in full), each after deducting fees and before estimated expenses. We intend to use approximately $107.4 million of such net proceeds to repay certain indebtedness that we assumed in connection with our acquisition of PMA. We intend to use the remainder of the net proceeds for general corporate purposes, including the making of additional capital contributions to our insurance company subsidiaries as may be necessary. See ‘‘Use of Proceeds.”

Denomination	The notes will be issued in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Further Issuances	We may create and issue additional notes ranking equally and ratably with the notes in all respects, so that such additional notes shall be consolidated and form a single series with the notes, provided that any such additional notes shall be treated as part of the same issue as the previously offered notes for U.S. federal income tax purposes.

Risk Factors	See “Risk Factors” beginning on page S-7 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

Any investment in the notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained herein or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to purchase the notes. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and in other documents that we subsequently file with the Securities and Exchange Commission, all of which are incorporated by reference into this prospectus supplement and the accompanying prospectus. The risks and uncertainties described in such incorporated documents and described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer, which could adversely affect your investment in the notes. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.” As used in this section, “we,” “our” and “us” refer to Old Republic International Corporation and not to any of its consolidated subsidiaries.

Risks Related to the Notes

The notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The notes will be our senior unsecured obligations and will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future indebtedness that is not so subordinated; junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness and liabilities incurred by our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure any of our secured debt will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

As of December 31, 2010, our total consolidated indebtedness was approximately $475 million. As of December 31, 2010, our subsidiaries had total policy liabilities and accruals of approximately $10.2 billion to which the notes would have ranked structurally junior, and neither we nor our subsidiaries had any secured indebtedness outstanding.

The notes are obligations of Old Republic International Corporation only, and our status as a holding company with no direct operations could adversely affect our ability to pay dividends to our stockholders and to service our debt, including the notes.

Old Republic International Corporation is a holding company that transacts business through its operating subsidiaries. Our primary assets are the capital stock of these operating subsidiaries. Thus, our ability to pay dividends to our stockholders and to service the indebtedness of Old Republic International Corporation, including the notes, depends upon the surplus and earnings of our subsidiaries and their ability to pay dividends to the holding company. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose.

In addition, payment of dividends by our insurance subsidiaries is restricted by state insurance laws or subject to approval of the insurance regulatory authorities in the jurisdictions in which they are domiciled. These authorities recognize only statutory accounting practices for determining financial position, results of operations and the ability of an insurer to pay dividends to its shareholders. The specific rules governing the payment of dividends by our insurance subsidiaries vary from jurisdiction to jurisdiction. Our insurance subsidiaries are domiciled in seventeen different jurisdictions. Generally, under applicable insurance laws and regulations, our insurance subsidiaries are prohibited from paying dividends to the holding company in excess of either the greater or lesser of (depending upon the state involved) 10% of statutory surplus or a portion of statutory net income, without the prior approval of the applicable insurance regulatory authority. Based on financial data for the fiscal year ended December 31, 2010, the maximum amount of dividends payable to Old Republic International Corporation by its insurance and non-insurance company subsidiaries during the fiscal year ended December 31, 2011 without the prior approval of appropriate regulatory authorities is approximately $306.5 million. Dividends declared during the fiscal years ended December 31, 2010, 2009 and 2008 to our company by our subsidiaries amounted to $181.1 million, $181.5 million and $191.2 million, respectively. For example, as a result of the continuing deterioration of the statutory surplus levels in our Mortgage Guaranty Group during 2010, it is unlikely that some or all of our mortgage guaranty subsidiaries will be able to pay dividends to the holding company in 2011 without prior regulatory approval. Of the approximately $306.5 million in 2010 dividend capacity referred to above, none was attributable to our mortgage guaranty subsidiaries. There can be no assurance that our subsidiaries will be able to continue to pay such dividends to us in the future. If our subsidiaries are unable to pay dividends to us in amounts necessary to satisfy our obligations, our ability to pay dividends to our stockholders, and to service our debt, including the notes, could be adversely affected.

We have terminated the standby credit facility that supports our commercial paper program and as a result will not access our commercial paper program until we replace that credit facility, which could adversely affect our liquidity and capital resources.

Since September 2010, we have maintained a commercial paper program supported by a syndicated standby credit facility scheduled to mature in September 2011. On March 1, 2011, we notified the agent under that credit facility of our election to terminate the facility effective March 4, 2011. Upon termination of that credit facility, we will no longer access our commercial paper program until we obtain a new standby credit facility. However, there can be no assurance that we will be able to obtain such a credit facility, or as to the terms of any such facility we are able to obtain, and our inability to obtain such a credit facility could have an adverse effect on our liquidity and capital resources.

The indenture does not restrict the amount of additional debt that we or our subsidiaries may incur.

The indenture under which the notes will be issued does not place any limitation on the amount of indebtedness that we or our subsidiaries may incur in the future. The incurrence by us or our subsidiaries of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

The covenants in the indenture are limited; the indenture does not limit our ability to enter into a change of control transaction.

The indenture will not contain any provisions restricting our or any of our subsidiaries’ ability to

•	sell assets (other than certain restrictions on our ability to consolidate, merge or sell all or substantially all of our assets and our ability to sell the stock of certain subsidiaries),

•	enter into transactions with affiliates or to create liens (other than certain limitations on creating liens on the stock of certain subsidiaries),

•	enter into sale and leaseback transactions, or

•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

There are no financial covenants in the indenture and therefore the indenture does not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth. Additionally, the indenture will not require us to offer to purchase the notes in connection with a change of control. Accordingly, the indenture will not afford protection in the event of a highly leveraged transaction, reorganization, change of control, restructuring, merger or similar transaction that may adversely affect the value of the notes.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any interdealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters have no obligation to make a market in the notes and may cease their market making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

A downgrade in our ratings from A.M. Best Company, Standard & Poor’s Corporation, Moody’s or Fitch Ratings Service could negatively affect our business.

Ratings are an important factor in establishing the competitive position of insurance companies. Our insurance companies are rated by A.M. Best, Standard & Poor’s, Moody’s, and Fitch. These ratings reflect the rating companies’ opinions of an insurance company’s and insurance holding company’s financial strength, operating performance, strategic position and ability to meet its obligations to policyholders, and are not evaluations directed to investors. Our ratings are subject to periodic review, and we cannot assure the continued maintenance of our current ratings. The principal companies in our General Insurance segment are rated either A+ (Superior) or A (Excellent) by A.M. Best. Republic Mortgage Insurance Company, or RMIC, our principal mortgage insurance subsidiary, is rated BBB- by Fitch, Ba1 by Moody’s and BBB- by Standard & Poor’s. Our Title Insurance group is rated A or higher by each of A.M. Best, Fitch, Moody’s and Standard & Poor’s.

Substantially all if not all of the mortgage guaranty insurance companies in the industry, including RMIC, have experienced ratings downgrades as a result of the decline in the housing market. Most recently, RMIC was downgraded by Fitch from BBB to BBB- in December 2009, by Standard & Poor’s from A- to BBB- in December 2009, and by Moody’s from Baa2 to Ba1 in February 2010.

There can be no assurance, particularly in the current economic environment, that our insurance subsidiaries will be able to maintain their current ratings. If the ratings of any of our insurance companies are reduced from their current levels, our business could be adversely affected.

We are involved in litigation, the ultimate outcome of which is difficult to predict, and which could have a material adverse effect on our business.

Legal proceedings against us and our subsidiaries routinely arise in the normal course of business and usually pertain to claim matters related to insurance policies and contracts issued by our insurance subsidiaries. Other, non-routine legal proceedings that may prove to be material to us or one of our subsidiaries are discussed in our Annual Report on Form 10-K for the year ended December 31, 2010. In addition, on February 18, 2011, the Federal Deposit Insurance Corporation, as receiver of Amtrust Bank, filed a suit against Old Republic Insurance Company (“ORIC”) in the U.S. District Court for the Northern District of Ohio arising out of ORIC’s termination of a credit indemnity policy issued to insure home equity loans made or held by Amtrust. The suit alleges breach of contract and seeks a declaratory judgment that ORIC’s attempted termination and/or cancellation of the policy did not terminate coverage of the insured loans and that ORIC remains obligated to provide coverage for such loans under the policy. The suit seeks damages in excess of $46 million, declaratory relief, pre- and post-judgment interest, attorneys’ fees and costs. Although we do not believe that this action will have a material adverse effect on our consolidated financial condition, results of operations or cash flows, there can be no assurance in those regards.

USE OF PROCEEDS

We estimate that the proceeds from this offering will be approximately $      million, after deducting fees and before estimated expenses.

We estimate that the proceeds from the concurrent convertible senior note offering will be approximately $      million ($        million if the underwriters exercise their option to purchase additional notes in full), after deducting fees and before estimated expenses.

We intend to use approximately $107.4 million of the net proceeds from this offering and the concurrent convertible senior note offering to repay certain indebtedness that we assumed in connection with our acquisition of PMA. Approximately $42.5 million of this indebtedness matures between May 15, 2033 and September 30, 2033 and carries interest rates ranging from LIBOR + 4.05% to LIBOR + 4.20%; approximately $54.9 million of this indebtedness matures on June 15, 2018 and carries an interest rate of 8.5%; and approximately $10.0 million of this indebtedness matures on November 2, 2035 and carries an interest rate of LIBOR + 4.50%. We intend to use the remainder of the net proceeds for general corporate purposes, including the making of additional capital contributions to our insurance company subsidiaries as may be necessary.

Pending application for the foregoing purposes, the net proceeds from this offering will be invested in short-term interest bearing instruments or other investment grade securities.

Neither the completion of the concurrent convertible senior note offering nor this offering is contingent on the completion of the other. Nothing in this prospectus should be construed as an offer to sell, or the solicitation of an offer to buy, any of our senior notes in the concurrent offering.

CAPITALIZATION

The following table sets forth our cash position and capitalization as of December 31, 2010, on:

•	an actual basis;

•	an as adjusted basis to give effect to (i) the issuance and sale of the notes in this offering, after deducting the underwriting discounts and commissions and before estimated offering expenses, and (ii) the repayment of approximately $107.4 million of indebtedness; and

•	an as further adjusted basis to give effect to the issuance and sale of the convertible senior notes (assuming no exercise of the underwriters’ over-allotment option to purchase additional convertible senior notes) in the concurrent offering.

The table should be read in conjunction with the more detailed information contained in the consolidated financial statements and notes thereto and “Management Analysis of Financial Position and Results of Operations” included in Old Republic International Corporation’s annual report on Form 10-K for the period ended December 31, 2010 incorporated by reference into this prospectus supplement.

	December 31, 2010
				As Further
	Actual	As Adjusted		Adjusted
	(In millions)

Cash	$127.3		$268.2	$512.0
Debt:
Convertible senior notes due 2012	316.2		316.2	316.2
Senior notes due 2021 offered hereby	—		—	—
Convertible senior notes due 2018 offered concurrently herewith	—		—	—
Debt assumed pursuant to PMA merger	128.9		21.5	21.5
Other	29.9		29.9	29.9

Total debt	475.0
Preferred Stock:
Convertible preferred stock(1)	—		—	—
Common shareholders’ equity:
Common stock(1)	259.2		259.2	259.2
Additional paid-in capital	649.6		649.6	649.6
Retained earnings	2,791.4		2,791.4	2,791.4
Accumulated other comprehensive income (loss)	459.1		459.1	459.1
Unallocated ESSOP shares (at cost)	(38.0)		(38.0)	(38.0)
Treasury stock (at cost)(1)	—		—	—

Total common shareholders’ equity	4,121.4		4,121.4	4,121.4

Total capitalization	$4,596.4	$		$

(1)	At December 31, 2010 there were 75,000,000 shares of $0.01 par value preferred stock authorized, of which no shares were outstanding. As of the same date, there were 500,000,000 shares of common stock, $1.00 par value, authorized, of which 259,222,360 were issued. At December 31, 2010, there were 100,000,000 shares of Class B Common Stock, $1.00 par value, authorized, of which no shares were issued. There were no common shares classified as treasury stock as of December 31, 2010.

DESCRIPTION OF THE NOTES

The Company will issue the notes under a base indenture dated as of August 15, 1992, between itself and Wilmington Trust Company, as supplemented by a supplemental indenture with respect to the notes. In this section, we refer to the base indenture (the “base indenture”), as supplemented by the supplemental indenture (the “supplemental indenture”), collectively as the “indenture.” The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the indenture from us as described under “Where You Can Find More Information” in the accompanying prospectus.

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Old Republic International Corporation and not to any of its subsidiaries.

General

The aggregate principal amount of the notes offered hereby will initially be limited to $250,000,000 and will mature on          , 2021. The notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 above that amount. The notes will not be entitled to any sinking fund. We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP number as the notes offered hereby in an unlimited aggregate principal amount; provided that such additional notes must be part of the same issue as the notes offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without giving prior notice to holders.

Interest on the notes will accrue at the rate per annum shown on the cover of this prospectus supplement from March   , 2011, or from the most recent date to which interest has been paid or provided for, payable semi-annually on           and           of each year, beginning on          , 2011, to the persons in whose names the notes are registered in the security register at the close of business on the           or preceding the relevant interest payment date. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.

If any interest payment date or the stated maturity date or any earlier date of redemption would fall on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means any day other than a Saturday, a Sunday or any other day on which banks or trust companies in The City of New York are authorized or required by law or executive order to be closed.

We will pay the principal of and interest on notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated notes at the office or agency designated by the Company for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in New York City, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of certificated notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture.

The registered holder of a note will be treated as the owner of it for all purposes.

Ranking

The notes will be senior unsecured obligations of the Company that rank senior in right of payment to all existing and future indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all existing and future indebtedness of the Company that is not so subordinated. The notes will effectively rank junior to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. The notes will be structurally junior to all existing and future indebtedness and liabilities incurred by our subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, the assets of the Company that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of December 31, 2010, our total consolidated indebtedness was approximately $475 million. As of December 31, 2010, our subsidiaries had total policy liabilities and accruals of approximately $10.2 billion to which the notes would have ranked structurally junior, and neither we nor our subsidiaries had any secured indebtedness outstanding.

The ability of our subsidiaries to pay dividends and make other payments to us is restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party.

The indenture does not limit our ability, or the ability of our subsidiaries, to incur additional indebtedness. The indenture and the terms of the notes will not contain any covenants (other than those described herein) designed to afford holders of any notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the notes.

Optional Redemption

We may, at our option, at any time and from time to time redeem the notes, in whole or in part, on not less than 30 nor more than 60 days’ prior notice mailed to the holders of the notes.

The notes will be redeemable at a redemption price, plus accrued and unpaid interest to the date of redemption, equal to the greater of

(1) 100% of the principal amount of the notes to be redeemed or

(2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due after the related redemption date but for such redemption (except that, if such redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued thereon to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus           basis points.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained.

“Reference Treasury Dealer” means each of Morgan Stanley & Co. Incorporated and UBS Securities LLC and their respective successors and assigns and three other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by us, except that if any of the foregoing ceases to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), we are required to designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

On and after any redemption date, interest will cease to accrue on the notes called for redemption. Prior to any redemption date, we are required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If we are redeeming less than all the notes, the trustee under the indenture must select the notes to be redeemed by such method as the trustee deems fair and appropriate in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.

We will give written notice of any redemption to holders of notes to be redeemed at their addresses, as shown in the security register for the affected notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the aggregate principal amount of the notes to be redeemed, the redemption date and the redemption price.

If we choose to redeem less than all of the notes, then we will notify the trustee at least 60 days before giving notice of redemption, or such shorter period as is satisfactory to the trustee, of the aggregate principal amount of the notes to be redeemed and the redemption date. The trustee will select, in the manner it deems fair and appropriate, the notes to be redeemed in part. See also “— Book-entry, Settlement and Clearance” and “— Global Clearance and Settlement Procedures” below.

If we have given notice as provided in the indenture and made funds irrevocably available for the redemption of any notes called for redemption on the redemption date referred to in that notice, then those notes will cease to bear interest on that redemption date and the only remaining right of the holders of those notes will be to receive payment of the redemption price.

Covenants

Merger, Consolidation and Sale of Assets

The indenture provides that the Company will not consolidate with or merge into any other corporation or convey or transfer or lease its properties and assets substantially as an entirety to any person unless:

(1) the corporation formed by such consolidation or into which the Company is merged or the person which acquires by conveyance or transfer, or which leases the properties and assets of the

Company substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of the Company on all of the debt securities outstanding under the base indenture;

(2) immediately after giving effect to such transaction, no default or event of default (each as defined in the indenture) shall have occurred and be continuing; and

(3) the Company shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with this provision and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

Upon any consolidation or merger with or into any other person or any conveyance, transfer or lease of all or substantially all of our properties and assets to any other person, the successor person will succeed to, and be substituted for, us under the indenture, and we, except in the case of a lease, will be relieved of all obligations and covenants under the notes and the indenture to the extent we were the predecessor person.

Limitation on Liens on Stock of Principal Subsidiaries.

So long as any notes are outstanding, we will not, and we will not permit any of our principal subsidiaries to, incur, assume or guarantee any debt secured by a lien on any voting stock issued by any of our principal subsidiaries, unless all of the notes are secured to the same extent as and for so long as that debt is so secured. This restriction does not apply to liens existing at the time a corporation becomes a principal subsidiary of ours or to any renewal or extension of any such existing lien and does not apply to shares of subsidiaries that are not principal subsidiaries.

“Principal subsidiary” means any present or future subsidiary of Old Republic, the consolidated total assets of which constitute at least 15% of the total consolidated assets of Old Republic, and any successor to any such subsidiary.

Limitation on Issuance or Disposition of Stock of Principal Subsidiaries.

So long as any notes are outstanding, we will not, nor will we permit any of our principal subsidiaries to, issue, sell, assign, transfer or otherwise dispose of any of the voting stock of a principal subsidiary except for:

•	any issuance, sale, assignment, transfer or other disposition made in compliance with the order of a court or regulatory authority, unless the order was requested by us or one of our principal subsidiaries;

•	any of the voting stock of a principal subsidiary owned by us or by a principal subsidiary sold for cash or other property having a fair market value that is at least equal to the fair market value of the disposed stock, as determined in good faith by our board of directors; or

•	any issuance, sale, assignment, transfer or other disposition of voting stock of a principal subsidiary to us or to another principal subsidiary.

The transfer of assets from a principal subsidiary to any other person, including to us or another of our subsidiaries, is not prohibited under the senior indenture.

Events of Default

Each of the following is an event of default under the indenture:

(1) the Company defaults in the payment of interest on any note when the same becomes due and payable and such default continues for a period of 30 days;

(2) the Company defaults in the payment of principal of, or premium, if any, on, any note when the same becomes due and payable, whether at its stated maturity or any earlier date of redemption, upon acceleration, upon declaration or otherwise;

(3) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the indenture with respect to the notes (other than a covenant or agreement in respect of which non-compliance by the Company would otherwise be an event of default) and such default or breach continues for a period of 60 consecutive days after written notice to the Company by the trustee or to the Company and the trustee by the “holders” (as defined in the indenture) of 10% or more in aggregate principal amount of the notes then outstanding;

(4) an event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of the Company or any significant subsidiary (as defined in Article 1, Rule 1-02 of Regulation S-X) of the Company for money borrowed in excess of $50 million, whether such indebtedness now exists or shall hereafter be created, shall happen and shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not be rescinded or annulled, or such indebtedness shall not have been discharged, within a period of 10 days after there shall have been given, by registered or certified mail, to the Company by the trustee or to the Company and the trustee by the holders of at least 10% in principal amount of the notes then outstanding, a written notice specifying such event of default and requiring that such acceleration be rescinded or annulled or such indebtedness to be discharged;

(5) a final judgment for the payment of $50 million or more (excluding any amounts covered by insurance) rendered against the Company or any significant subsidiary of the Company, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal or petition for review thereof has expired if no such appeal or review has commenced, or (ii) the date on which all rights to appeal or petition for review have been extinguished; or

(6) certain events of bankruptcy, insolvency, rehabilitation or reorganization of the Company or any of our significant subsidiaries.

If an event of default, other than as described in the next sentence, occurs and is continuing, then, and in each and every such case, except for any notes the principal of which shall have already become due and payable, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding under the indenture, by notice in writing to the Company (and to the trustee if given by holders), may declare the entire principal amount of all the notes, and the interest accrued on such notes, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an event of default described in clause (6) occurs and is continuing with respect to the Company, then the principal amount of all the notes then outstanding and interest accrued on such notes, if any, shall be and become immediately due and payable, without any notice or other action by any holder or the trustee, to the full extent permitted by applicable law.

The provisions described in the paragraph above, however, are subject to the condition that if, at any time after the principal of the notes shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained as provided in the indenture, the Company will pay or will deposit with the trustee a sum sufficient to pay all matured installments of interest upon all the notes and the principal of any and all notes which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the rate or rates, if any, specified in the notes to the date of such payment or deposit) and such amount as shall be sufficient to cover all amounts owing to the trustee and its agents and counsel, and if any and all events of default under the indenture, other than the non-payment of the principal of notes which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided in the indenture, then and in every such case the holders of a majority in aggregate principal amount of all the notes then outstanding, by written notice to the Company and to the trustee, may rescind and annul such declaration and its consequences, but no such rescission and annulment will extend to or shall affect any subsequent default or shall impair any right consequent on such default.

Subject to certain restrictions, the holders of at least a majority in aggregate principal amount of the notes outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no holder of any notes may institute any proceeding, judicial or otherwise, with respect to the indenture or the notes, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:

(i) such holder has previously given to the trustee written notice of a continuing event of default with respect to the notes;

(ii) the holders of at least 25% in aggregate principal amount of outstanding notes shall have made written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee under the indenture;

(iii) such holder or holders have offered to the trustee reasonable indemnity against any costs, liabilities or expenses (including fees and expenses of its counsel) to be incurred in compliance with such request;

(iv) the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(v) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such written request.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders.

Modification and Amendment; Waiver

The indenture allows the Company and the trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding notes, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of the notes. However, without the consent of the holders of all the outstanding notes affected thereby, no supplemental indenture may:

(1) change the stated maturity of the principal of, or interest on, any note;

(2) reduce the principal amount of, or the rate of interest on, any note;

(3) change any place of payment where, or the currency in which, any note or any interest thereon is payable;

(4) impair the right to institute suit for the enforcement of any payment on or after the stated maturity of the note;

(5) reduce the percentage in principal amount of the notes, the consent of whose holders is required for a supplemental indenture, or the consent of whose holders is required for any waiver of compliance with various provisions of the indenture or various defaults thereunder and their consequences provided for in the indenture; or

(6) modify any of the foregoing provisions described in clause (5) above except to increase any such percentage or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

The Company and the trustee may amend or supplement the indenture or the notes without notice to or the consent of any holder to, among other things:

(1) evidence the succession of another corporation to us and the assumption of our covenants and obligations under the notes and the indenture by this successor;

(2) add to the Company’s covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company;

(3) cure any ambiguity or make any other provisions that do not adversely affect the interests of the holders of the notes in any material respect;

(4) add guarantees with respect to the notes; and

(5) conform the provisions of the indenture to the “Description of the Notes” section in this prospectus supplement.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding notes may, on behalf of the holders of all the notes, waive our compliance with certain provisions of the indenture (including those specified under “— Covenants.”) The holders of a majority in principal amount of the outstanding notes may waive any past defaults (except with respect to nonpayment of principal or interest or with respect to any covenant or provision that cannot be modified or amended without the consent of all holders).

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment or supplement, but it shall be sufficient if such consent approves the substance of such proposed amendment or supplement. After an amendment or supplement becomes effective, the Company shall give to the holders affected by such amendment or supplement a notice briefly describing such amendment or supplement. The Company will mail supplemental indentures to holders upon request. Any failure of the Company to mail such notice, or any defect in such notice, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

Satisfaction and Discharge; Defeasance

We will be discharged from certain obligations to holders of the notes that have not already been delivered to the trustee for cancellation and that either

•	have become due and payable or will become due and payable within one year or

•	have been scheduled for redemption within one year,

by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness on such notes with respect to principal and any premium and interest to the date of such deposit, if such notes have become due and payable, or to the maturity thereof, as the case may be.

If there is a change in U.S. federal tax law as described below, subject to the conditions described below, at any time we may terminate all of our obligations under the notes and the indenture (“legal defeasance”) except for certain obligations (including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes).

In addition, subject to the conditions described below, at any time we may terminate as to the notes:

•	our obligations under the covenants described under “— Covenants” and

•	the operation of the event of default provision relating to our failure to comply with such covenants as described under “— Events of Default” (“covenant defeasance”).

In the event we effect covenant defeasance with respect to the notes and the notes are declared due and payable because of the occurrence of any event of default other than an event of default with respect to the covenants as to which covenant defeasance has been effected, which covenants would no longer be applicable to the notes after covenant defeasance, the amount of monies and/or government obligations deposited with the trustee to effect covenant defeasance may not be sufficient to pay amounts due on the notes at the time of any acceleration resulting from that event of default. However, we would remain liable to make payment of those amounts due at the time of acceleration.

The legal defeasance option or the covenant defeasance option may be exercised only if, among other things, the following conditions are satisfied:

•	we must deposit in trust for the benefit of all holders of the notes a combination of money and U.S. government obligations that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates;

•	in the case of legal defeasance, there must be a change in current U.S. federal tax law or an Internal Revenue Service ruling, confirmed in an opinion of counsel, that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred; and

•	in the case of covenant defeasance, we must deliver to the trustee a legal opinion of our counsel confirming that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.

Reports

The indenture provides that any documents or reports that we are required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the Securities and Exchange Commission (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act).

Trustee

Wilmington Trust Company is the trustee, security registrar and paying agent. Wilmington Trust Company in each of its capacities, including without limitation as trustee, security registrar and paying agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law

The notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Book-entry, Settlement and Clearance

The Depository Trust Company, or “DTC,” which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the notes so long as the notes are represented by global security certificates.

Investors may elect to hold interests in the global notes through either DTC in the United States or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (the “Euroclear System” ), in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and the Euroclear System will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear System’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for the Euroclear System (in such capacities, the “U.S. Depositaries”).

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The rules applicable to the depositary and its participants are on file with the SEC.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

The Euroclear System advises that it was created in 1968 to hold securities for participants of the Euroclear System (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator” ). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear System cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear System.

Notes in physical, certificated form will be issued and delivered to each person that the depositary identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 60 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 60 days; or

•	an event of default with respect to the notes has occurred and is continuing.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all notes represented by these certificates for all purposes under the notes and the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the notes represented by these global security certificates registered in their names, and

•	will not be considered to be owners or holders of the global security certificates or any notes represented by these certificates for any purpose under the notes or the indenture.

All payments on the notes represented by the global security certificates and all transfers and deliveries of related notes will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary, its book-entry system, Clearstream, Luxembourg and the Euroclear System has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of the notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear System cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes. This summary addresses only the U.S. federal income tax considerations relevant to holders of the notes that purchase the notes on original issuance at the public offering price indicated on the cover of this prospectus supplement and that hold the notes as capital assets, within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).

This description does not address tax considerations applicable to holders that may be subject to certain special U.S. federal income tax rules, such as:

•	financial institutions,

•	insurance companies,

•	real estate investment trusts,

•	regulated investment companies,

•	grantor trusts,

•	entities which are classified as partnerships for U.S. federal income tax purposes,

•	dealers or traders in securities or currencies or notional principal contracts,

•	tax-exempt entities,

•	certain former citizens or long-term residents of the United States,

•	persons that will hold the notes or shares of our common stock as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for U.S. federal income tax purposes, or

•	U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar.

Holders of the notes who are in any of the above categories should consult their own tax advisors regarding the U.S. federal income tax consequences relating to the purchase, ownership, and disposition of the notes, as the U.S. federal income tax consequences for persons in the above categories relating to the purchase, ownership, and disposition of the notes may be significantly different from those described below. Moreover, this summary does not address the U.S. federal estate and gift or alternative minimum tax consequences, or any U.S. state or local tax consequences, of the purchase, ownership and disposition of the notes.

This summary is not intended to constitute a complete analysis of all U.S. federal income tax consequences relating to the purchase, ownership, and disposition of the notes. Prospective purchasers of the notes should consult their own tax advisors with respect to the U.S. federal, state, local and foreign tax consequences of purchasing, owning or disposing of the notes.

This summary is based upon the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations of the Code and Treasury Regulations, in each case as in effect and available as of the date of this prospectus supplement. The Code, Treasury Regulations and judicial and administrative interpretations thereof may change at any time, and any change could be retroactive to the date of this prospectus supplement. The Code, Treasury Regulations and judicial and administrative interpretations thereof are also subject to various interpretations, and there can be no guarantee that the Internal Revenue Service (the “IRS”) or U.S. courts will agree with the tax consequences described in this summary.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of the notes that, for U.S. federal income tax purposes, is:

•	a citizen or individual resident of the United States,

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof (including the District of Columbia),

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if such trust was in existence on August 20, 1996 and validly elected to be treated as a United States person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner in such a partnership should consult their own tax advisor as to the U.S. federal income tax consequences of such partnership acquiring, owning, or disposing of the notes.

Interest income

The notes will be issued without original issue discount for U.S. federal income tax purposes. Therefore, payments of interest on the notes generally will be taxable to a U.S. Holder as ordinary interest income (in accordance with the U.S. Holder’s regular method of tax accounting) at the time such payments are accrued or received.

Sale, redemption or other taxable disposition of the notes

Upon a sale, redemption or other taxable disposition of notes (collectively, a “disposition”), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on the disposition, other than amounts attributable to accrued but unpaid interest on the notes (which will be treated and taxable as a payment of interest), and the U.S. Holder’s tax basis in such notes. A U.S. Holder’s tax basis in a note generally will be equal to the cost of the note to the U.S. Holder. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the notes is more than one year at the time of disposition, and will be short-term capital gain or loss if the holding period is one year or less at the time of disposition. Presently, for non-corporate U.S. Holders, long-term capital gains generally will be subject to reduced rates of taxation. The utilization of capital losses is subject to certain limitations.

Information reporting and backup withholding requirements

Unless a U.S. Holder of the notes is a corporation or other exempt recipient, payments of interest made by us on, or the proceeds from the sale or other disposition of, the notes that are made within the United States or through certain United States-related financial intermediaries may be subject to information reporting. These payments may also be subject to U.S. federal backup withholding, currently at a rate of twenty-eight percent (28%), if the U.S. Holder of the notes fails to supply a correct taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder of the notes under the backup withholding rules is allowable as a credit against such U.S. Holder’s U.S. federal income tax and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Recently enacted federal tax legislation

Recently enacted legislation requires certain U.S Holders who are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, interest on and capital gains from the sale or other disposition of the notes for taxable years beginning after December 31, 2012. U.S. Holders should consult their own tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the notes.

Non-U.S. Holders

A “non-U.S. Holder” means a beneficial owner of the notes that is neither a U.S. Holder nor a domestic partnership. Special rules may apply to certain non-U.S. Holders such as “controlled foreign corporations” or “passive foreign investment companies”. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Interest income

All payments of stated interest and principal on the notes made to a non-U.S. Holder will be exempt from U.S. federal income and withholding tax, provided that: (i) the non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) the non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (iii) the non-U.S. Holder is not a bank receiving certain types of interest, (iv) the beneficial owner of the notes certifies, under penalties of perjury, to us or our paying agent on IRS Form W-8BEN (or appropriate substitute form) that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied, and (v) such payments and gain are not effectively connected with such non-U.S. Holder’s conduct of a trade or business in the United States.

If a non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless such non-U.S. Holder provides us with a properly executed (i) IRS Form W-8BEN (or appropriate substitute form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (ii) IRS Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

Sale, exchange, redemption, or other disposition of notes

A non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange, redemption, or disposition of notes unless (i) the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. Holder, (ii) in the case of a non-U.S. Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (iii) we have been a United States real property holding corporation at any time within the shorter of the five-year period preceding such sale, exchange, redemption, conversion or other disposition and the non-U.S. Holder’s holding period in the common stock or notes. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.

Income or gains effectively connected with a U.S. trade or business

If a non-U.S. Holder of notes is engaged in a trade or business in the U.S., and if interest on the notes, or gain realized on the sale, exchange, or disposition of the notes is effectively connected with the conduct of such trade or business, the non-U.S. Holder, although exempt from the withholding tax in the manner discussed in the preceding paragraphs, generally will be required to file a U.S. federal income tax return and will be subject to regular U.S. federal income tax on such income or gain in the same manner as if it were a U.S. Holder. In addition, if such a non-U.S. Holder is a foreign corporation, such non-U.S. Holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information reporting

We must report annually to the IRS and to each non-U.S. Holder the amount of interest paid to such non-U.S. Holder and the tax withheld with respect to such interest, regardless of whether withholding was required. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Information reporting will apply to the proceeds of a sale of the notes within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption from such requirements.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement between us and Morgan Stanley & Co. Incorporated and UBS Securities LLC, as representatives of the underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally and not jointly agreed to purchase from us, the principal amount of notes set forth opposite the names of the underwriters below:

Principal
Underwriter	Amount of Notes

Morgan Stanley & Co. Incorporated	$
UBS Securities LLC

Total	$

The underwriting agreement provides that the underwriters severally and not jointly agree to purchase all of the notes if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to     % of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to     % of the principal amount of the notes to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us

Per note		%

In the underwriting agreement, we have agreed that:

•	we will pay our expenses related to the offering, which we estimate will be $600,000; and

•	we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of an officer’s certificate and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that liquid trading markets will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate-covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate-covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate-covering transactions, they may discontinue them at any time.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

Selling Restrictions

United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)), in connection with the issue or sale of the notes, has only been, and will only be, communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to Old Republic International Corporation.

Anything done in relation to the notes in, from or otherwise involving the United Kingdom, has been, and may only be done, in compliance with all applicable provisions of the FSMA.

This prospectus supplement is being distributed only to, and is directed only at persons who are “qualified investors” (as defined in the Prospectus Directive) and (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Order”), or (ii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2)(a) to (d) of the Order or (iii) other persons to whom it may be lawfully communicated in accordance with the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment activity to which this prospectus supplement relates is only available to, and will be engaged in only with, relevant persons.

European Economic Area

This prospectus supplement has been prepared on the basis that all offers of the notes in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of the notes. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of the notes in circumstances in which an obligation arises for us or any underwriter to publish a prospectus pursuant to the Prospectus Directive for such offer.

Accordingly, with effect from and including the date on which the Prospectus Directive is implemented in each Relevant Member State (the “Relevant Implementation Date”) no offer has been made or will be made to the public in that Relevant Member State of any of the notes other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150 natural or legal persons (other than “qualified investors,” as defined in the Prospectus Directive), as permitted under the Prospectus Directive subject to obtaining the prior consent of the underwriters for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the notes shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to the notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Australia

This offering memorandum is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

The securities are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This offering memorandum does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our securities, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this offering memorandum is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a wholesale client.

Hong Kong

Our securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore and in Singapore, the offer and sale of our securities is made pursuant to exemptions provided in sections 274 and 275 of the Securities and Futures Act, Chapter 289 of Singapore (“SFA”). Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA pursuant to Section 274 of the SFA, (ii) to a relevant person as defined in section 275(2) of the SFA pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions (if any) set forth in the SFA. Moreover, this document is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. Prospective investors in Singapore should consider carefully whether an investment in our securities is suitable for them.

Where our securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) by a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) for a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA, except:

(1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

(2) where no consideration is given for the transfer; or

(3) where the transfer is by operation of law.

In addition, investors in Singapore should note that the securities acquired by them are subject to resale and transfer restrictions specified under Section 276 of the SFA, and they, therefore, should seek their own legal advice before effecting any resale or transfer of their securities.

Switzerland

The Prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (“CO”) and the shares will not be listed on the SIX Swiss Exchange. Therefore, the Prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

LEGAL MATTERS

The validity of the notes offered hereby and certain other legal matters will be passed upon for us by Locke Lord Bissell & Liddell LLP, Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by Sidley Austin llp, New York, New York.

PROSPECTUS

Debt Securities

Each time we offer debt securities using this prospectus, we will provide specific terms of the debt securities, including the offering price and any conversion features, in supplements to this prospectus. The prospectus supplements may also add to, update or change the information in this prospectus and will also describe the specific manner in which we will offer the debt securities. You should read the prospectus supplement and this prospectus, along with the documents incorporated by reference, prior to investing in our debt securities.

We may offer and sell the debt securities to or through underwriters, dealers and agents, or directly to purchasers. The names and compensation of any underwriters, dealers or agents involved in the sale of debt securities will be described in a prospectus supplement.

Our common stock is traded on the New York Stock Exchange under the symbol “ORI.”

Investing in these debt securities involves risks. You should carefully consider the information under “Risk Factors” on page 2 of this prospectus as well as the risk factors contained in other documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 2, 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration for continuous offering process. Under the shelf process, from time to time, we may, but are not required to, sell the debt securities offered in supplements to this prospectus in one or more offerings.

This prospectus provides you with a general description of our Company. Whenever we decide to offer the debt securities noted on the cover page of this prospectus, we will provide you with a prospectus supplement containing specific information about the terms of the offering and the means of distribution. A prospectus supplement may include other special considerations applicable to that specific offering. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

In this prospectus and any prospectus supplement, unless otherwise indicated, the terms “Old Republic,” “Company,” “registrant,” “we,” “us” and “our” refer to Old Republic International Corporation and its consolidated subsidiaries.

OLD REPUBLIC INTERNATIONAL CORPORATION

We are a Chicago based holding company engaged in the single business of insurance underwriting. We conduct our operations through a number of regulated insurance company subsidiaries organized into three major segments, namely, our General (property and liability insurance), Mortgage Guaranty, and Title Insurance Groups. References herein to such groups apply to our subsidiaries engaged in these respective segments of business.

The insurance business is distinguished from most others in that the prices (premiums) charged for various insurance products are set without certainty of the ultimate benefit and claim costs that will emerge or be incurred, often many years after issuance and expiration of a policy. This basic fact casts us as a risk-taking enterprise managed for the long run. We therefore conduct our business with a primary focus on achieving favorable underwriting results over cycles, and the maintenance of financial soundness in support of our subsidiaries’ long-term obligations to insurance beneficiaries. To achieve these objectives, adherence to certain basic insurance risk management principles is stressed, and asset diversification and quality are emphasized. The underwriting principles encompass:

•	Disciplined risk selection, evaluation, and pricing to reduce uncertainty and adverse selection;

•	Augmenting the predictability of expected outcomes through insurance of the largest number of homogeneous risks as to each type of coverage;

•	Reducing the insurance portfolio risk profile through:

•	diversification and spread of insured risks; and

•	assimilation of uncorrelated asset and liability exposures across economic sectors that tend to offset or counterbalance one another; and

•	Effectively managing gross and net limits of liability through appropriate use of reinsurance.

In addition to income arising from our basic underwriting and related services functions, we earn significant investment income from invested funds generated by those functions and from shareholders’ capital. Our investment strategy aims for stability of income from interest and dividends, protection of capital, and sufficient liquidity to meet insurance underwriting and other obligations as they become payable in the future. Securities trading and the realization of capital gains are not objectives. Our investment philosophy is therefore best characterized as emphasizing value, credit quality, and relatively long-term holding periods. Our ability to hold both fixed maturity and equity securities for long periods of time is in turn enabled by the scheduling of maturities in contemplation of an appropriate matching of assets and liabilities.

In light of the above factors, our affairs are managed without regard to the arbitrary strictures of quarterly or even annual reporting periods that American industry must observe. In our view, such short reporting time frames do not comport well with the long-term nature of much of our business. We believe that our operating results and financial condition can best be evaluated by observing underwriting and overall operating performance trends over succeeding five to ten year intervals. Such extended periods can encompass one or two economic and/or underwriting cycles, and thereby provide appropriate time frames for such cycles to run their course and for reserved claim costs to be quantified with greater finality and effect.

We are a corporation organized under the laws of Delaware. Our principal executive offices are located at 307 North Michigan Avenue, Chicago, Illinois. Information concerning us is available on our website at oldrepublic.com. Information contained on our website is not and should not be considered a part of this prospectus unless specifically incorporated by reference.

RISK FACTORS

Investing in our debt securities involves risks. Potential investors are urged to read and consider the risk factors relating to an investment in our Company described in our most recent Annual Report on Form 10-K incorporated by reference in this prospectus, as the same may be updated from time to time by our future filings with the SEC. Before making an investment decision, you should carefully consider those risks as well as other information we incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also adversely affect our business operations. To the extent a particular offering implicates additional risks, we will include a discussion of those risks in the applicable prospectus supplement.

FORWARD-LOOKING STATEMENTS

Historical data pertaining to the operating results, liquidity, and other performance indicators applicable to an insurance enterprise such as ours are not necessarily indicative of results to be achieved in succeeding years. In addition to the factors cited below, the long term nature of the insurance business, seasonal and annual patterns in premium production and incidence of claims, changes in yields obtained on invested assets, changes in government policies and free markets affecting inflation rates and general economic conditions, and changes in legal precedents or the application of law affecting the settlement of disputed and other claims can have a bearing on period-to-period comparisons and future operating results.

Some of the statements made in our reports that we file with the SEC and which are incorporated by reference in this prospectus or that may be made in any applicable prospectus supplement can constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Of necessity, any such forward-looking statements involve assumptions, uncertainties, and risks that may affect our future performance. With regard to our General Insurance segment, its results can be affected, in particular, by the level of market competition, which is typically a function of available capital and expected returns on such capital among competitors, the levels of interest and inflation rates, and periodic changes in claim frequency and severity patterns caused by natural disasters, weather conditions, accidents, illnesses, work-related injuries, and unanticipated external events. Mortgage Guaranty and Title Insurance results can be affected by similar factors and by changes in national and regional housing demand and values, the availability and cost of mortgage loans, employment trends, and default rates on mortgage loans. Mortgage Guaranty results, in particular, may also be affected by various risk-sharing arrangements with business producers as well as the risk management and pricing policies of government sponsored enterprises. Life and health insurance earnings can be affected by the levels of employment and consumer spending, variations in mortality and health trends, and changes in policy lapsation rates. At our parent holding company level, operating earnings or losses are generally reflective of the amount of debt outstanding and its cost, interest income on temporary holdings of short-term investments, and period-to-period variations in the costs of administering our widespread operations.

A more detailed listing and discussion of the risks and other factors which affect our risk-taking insurance business are included in Part I, Item 1A — Risk Factors, of our 2010 Annual Report to the SEC, which Item is specifically incorporated herein by reference.

Any forward-looking statements or commentaries speak only as of their dates. We undertake no obligation to publicly update or revise any and all such comments, whether as a result of new information, future events or otherwise, and accordingly they may not be unduly relied upon.

You should consider these risks and those set forth in, or incorporated into, the “Risk Factors” section of this prospectus prior to investing in our debt securities.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of debt securities offered by this prospectus will be used for general corporate purposes, including, without limitation, the repayment or the refinancing of indebtedness, repurchases of our outstanding securities, capital expenditures, future acquisitions and working capital. If net proceeds from a specific offering will be used to repay indebtedness, the applicable prospectus supplement will describe the relevant terms of the debt to be repaid.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our historical ratio of earnings to fixed charges for each of the five most recent fiscal years ended December 31, 2010.

Our ratios of earnings to fixed charges for the periods indicated are as follows :

	Year Ended December 31,
	2010	2009	2008	2007	2006

Ratio of earnings to fixed charges	1.92	NM(1)	NM(1)	56.10	71.26

(1)	Not meaningful. For the years ended December 31, 2008 and 2009, earnings were insufficient to cover fixed charges by $794.8 million and $270.7 million, respectively. Such shortfalls were due primarily to the weakness in the Company’s mortgage guaranty and consumer credit indemnity lines. 2008 was further negatively impacted by other than temporary impairments of invested assets.

For purposes of computing these ratios, earnings consist of the sum of pretax income (loss) before adjustment for income or loss from equity investees, distributed income of equity investees and fixed charges. Fixed charges consist of interest expense and amortization of capitalized debt expenses.

DESCRIPTION OF DEBT SECURITIES

We will describe the terms of the offered debt securities from time to time in any prospectus supplement for such offer.

PLAN OF DISTRIBUTION

The plan of distribution for each offering of debt securities pursuant to this prospectus will be described in detail in a prospectus supplement describing each particular offering.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the offered debt securities of Old Republic International Corporation will be passed on for us by Spencer LeRoy, III, Senior

Vice President, General Counsel, and Secretary of the corporation. Mr. LeRoy holds stock and options to purchase stock granted under our employee stock plans, which in the aggregate represent less than 1% of our outstanding common stock.

EXPERTS

The consolidated financial statements and financial statement schedules of Old Republic International Corporation as of and for the year ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements and financial statement schedules as of and for each of the two years in the period ended December 31, 2009 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, or other information that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1 800-SEC-0330 for further information on the Public Reference Room in Washington, DC and in other locations. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet Website maintained by the SEC at http://www.sec.gov. Copies of documents we have filed with the SEC are also available at the offices of the New York Stock Exchange, 200 Broad Street, New York, NY 10005.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

The following documents filed with the SEC are incorporated by reference in this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on February 28, 2011;

•	The sections of our Definitive Proxy Statement for the 2010 Annual Meeting of Shareholders filed with the SEC on April 13, 2010 that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009; and

•	The description of our common stock contained in (i) our registration statement on Form 8-A filed with the Securities and Exchange Commission on August 29, 1990, as amended on August 31, 1990, and as further amended on September 10, 1990; and (ii) our registration statement on Form 8-A filed with the Securities and Exchange Commission on September 10, 1990, as amended on May 30, 1997, as further amended on June 20, 2007, and as further amended on November 19, 2007.

All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the completion of the offering of all securities covered by the respective prospectus supplement, shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

In reviewing any agreements incorporated by reference, please remember they are included to provide you with information regarding the terms of such agreement and are not intended to provide any other factual or disclosure information about our Company. The agreements may contain representations and warranties by us, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

You may obtain any of the documents incorporated by reference by contacting us or the SEC or through the SEC’s Internet Website, as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus or a prospectus supplement. You may obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from us at the following address: Old Republic International Corporation, 307 North Michigan Avenue, Chicago, Illinois 60601, Attention: Corporate Secretary, telephone (312) 346-8100.

We have not authorized anyone to give any information or make any representation about the offering or us that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated in this prospectus or which may be contained in a prospectus supplement or in any free writing prospectus prepared by us or on our behalf. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitation of offers to exchange or purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom is it unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. Information contained in this prospectus speaks only as of the date of this prospectus unless otherwise specifically indicated.

$250,000,000

% Senior Notes due 2021

PROSPECTUS SUPPLEMENT

Morgan Stanley

UBS Investment Bank

March   , 2011